Exhibit 99.5

ISO - « ISO_»

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT (the “Agreement”), made this day of              200  , between Epoch Biosciences, Inc., a Delaware corporation (hereinafter referred to as the “Company”), and « Name» an employee of the Company, or one or more of its subsidiaries (the “Optionee”), is made with reference to the following facts:

R E C I T A L S:

A. Optionee is employed with the Company and is a valued and key employee of the Company.

B. The Company desires, by affording the Optionee an opportunity to purchase shares of Common Stock of the Company (hereinafter called “Shares”), as hereinafter provided, to carry out the Purpose of the “Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan-1991 or 1993”, a copy of which is attached hereto as Exhibit A (the “Plan”).

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants hereinafter set forth, and for good and valuable consideration, the parties hereto have agreed, and do hereby agree, as follows:

1.	Grant of Option.

The Company hereby irrevocably grants to the Optionee the right and option (hereinafter called the “Option”) to purchase all or any part of an aggregate of « No. of shares» Shares (such number being subject to adjustment as provided in Paragraph 7 hereof) on the terms and conditions herein set forth. The Option granted herein is an “incentive option” within the meaning of the Plan and Section 422 of the Internal Revenue Code of 1986, as amended.

2.	Purchase Price.

The purchase price of the Shares covered by the Option shall be $             per Share, representing one hundred percent (100%) of the fair market value of the Shares, as determined pursuant to Section 5 of the Plan, as of the date hereof.

3.	Term of Option.

The term of the Option shall commence on the date hereof and all rights to purchase Shares hereunder shall cease at 11:59 p.m. on the tenth (10th) anniversary of the date hereof, subject to earlier termination as provided herein. Except as may otherwise be provided in this Agreement, options granted hereunder may be cumulative and exercised as follows:

During the Period:	Optionee May Purchase:
On or after [Date]	25% of the Shares
Monthly thereafter and ending [Date]	An additional 2.083% of the Shares
[Date]	All Shares not previously vested

The purchase price of the Shares as to which the Option shall be exercised shall be paid in full at the time of exercise (i) in cash or by certified check or by bank draft; (ii) subject to any legal restrictions on the acquisition or purchase of such shares by the Company and with the prior written consent and approval of the Company, by the delivery of shares of Common Stock of the Company which shall be deemed to have a value to the Company equal to the aggregate fair market value of such shares determined in accordance with Section 5 of the Plan; (iii) in the discretion of the Plan Administrator, by the issuance of a promissory note in a form acceptable to the Plan Administrator; (iv) in such other manner as set forth in the Plan, or (v) any combination of the foregoing. Except as provided in Paragraph 5 hereof, the Option may not be exercised at any time unless the Optionee shall have been continuously, from the date hereof to the date of the exercise of the Option, an employee of the Company or of one or more of its subsidiaries (an “Affiliate”). The Optionee shall not have any of the rights of a shareholder with respect to the Shares covered by the Option as to any Shares of Common Stock not actually issued and delivered to Optionee.

4.	Nontransferability.

The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by Optionee. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided in Paragraph 6 hereof), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

5.	Termination of Employment.

In the event that the Optionee shall cease to be an employee of the Company or its Affiliates, for any reason whatsoever, this Option shall terminate immediately; provided, however, that the Optionee shall have the right to exercise this Option at any time within three (3) months after such cessation, but in no event later than the date of expiration of the option period, but the number of Shares purchasable upon such exercise of the Option shall not in any case exceed the number which would have been purchasable if the Optionee had exercised the Option on the date of such cessation. If the Optionee shall become disabled (within the meaning of Section 22(e) (3) of the Internal Revenue Code of 1986, as amended), Optionee shall have the right to exercise all of the Shares subject to this Option, whether or not they would otherwise have been purchasable, at any time within one (1) year after the Optionee’s cessation of employment as a result of such disability but in any event no later than the date of expiration of the option period. If the Optionee shall die while an employee of the Company, or its Affiliates, Optionee’s estate, personal representative or beneficiary shall have the right to exercise all of the Shares subject to this Option, whether or not they would otherwise have been purchasable if the Optionee’s death had not occurred, at any time within one (1) year from the date of Optionee’s death, but in no event later than the date of expiration of the option period.

6.	Other Expirations.

In addition to any other event causing an expiration or termination of this Option, this Option shall expire and all rights to purchase Shares shall cease (to the extent not theretofore terminated or expired as herein provided) upon the effective date of the dissolution or liquidation of the Company or upon a merger, consolidation, separation or reorganization of the Company with one or more entities, corporate or otherwise, as a result of which the Company is not the surviving entity, or upon such a transaction if the Company is the surviving entity and the ownership of the outstanding capital stock of the Company following the transaction changes by 50% or more as a result of such transaction, or upon a sale of substantially all of the property of the Company to another entity, corporate or otherwise; provided, however, that the Company may, in its discretion, and immediately prior to any such transaction, cause a new option to be substituted for this Option or cause this Option to be assumed by an employer entity or a parent or subsidiary of such entity; and such new option shall apply to all shares issued in addition to or substitution, replacement or modification of the Shares theretofore covered by such option; provided that,

(1) the excess of the aggregate fair market value of the Shares subject to the option immediately after the substitution or assumption over the aggregate option price or such Shares shall not be more than the excess of the aggregate fair market value of all Shares subject to the option immediately before such substitution or assumption over the aggregate option price of such Shares; and

(2) the new option or the assumption of the existing option shall not give the Optionee additional benefits which he did not have under the old option or prior to such assumption; and

(3) an appropriate adjustment of the original option price shall be made among original Shares subject to the option and any additional Shares or Shares issued in substitution, replacement or modification thereof.

If no provision is made for the continuance of the Plan and the assumption of this Option, or the substitution for this Option of new options as hereinabove provided, then the Company shall cause written notice to be given to the Optionee of the proposed transaction not less than thirty (30) days prior to the anticipated effective date thereof, and this Option, if not already exercisable, shall, concurrent with the effective date of the proposed transaction, be accelerated and the Optionee shall have the right to exercise the Option in respect to any or all of the Shares.

7.	Adjustments.

The number and class of Shares subject to this Option, and the purchase price per Share (but not the total purchase price), and the minimum number of Shares as to which this Option may be exercised at any one time, shall all be proportionately adjusted in the event of any change or increase or decrease in the number of issued Shares of Common Stock in the Company, without receipt of consideration by the Company, which result from a split-up or consolidation of shares, payment of a share dividend (in excess of two percent (2%)), a recapitalization, combination of shares or other like capital adjustment, so that, upon exercise of this Option, the Optionee shall receive the number and class of Shares Optionee would have received had Optionee been the holder of the number of Shares of Common Stock in the Company, for which this Option is being exercised, on the date of such change or increase or decrease in the number of issued Shares of Common Stock in the Company. Subject to any required action by its shareholders, if the Company shall be a surviving entity in any reorganization, merger or consolidation, this Option shall be proportionately adjusted so as to apply to the Securities to which the holder of the number of Shares of Common Stock in the Company subject to this Option would have been entitled. Adjustments under this paragraph shall be made by the Board of Directors whose determination with respect thereto shall be final and conclusive. No fractional share shall be issued under this Option or upon any such adjustment.

8.	Notice.

All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, by United States certified or registered mail, prepaid, to the parties or their assignees at the addresses set forth opposite their signatures below (or such other address as shall be given in writing by either party to the other).

9.	Method of Exercising Option.

Subject to the terms and conditions of this Option Agreement, this Option may be exercised by written notice to the Company, at its principal office in the State of Washington, which presently is located at 21720 23rd Drive SE, #150, Bothell, WA 98021. Such notice shall state the election to exercise the Option and the number of Shares in respect of which it is being exercised and shall be signed by the person or persons so exercising the Option. Such notice shall be accompanied by payment in cash, certified check, bank draft or (subject to the limitations and with the prior approval required under Paragraph 3 above) a promissory note or certificates for Shares of the Common Stock of the Company equal to at the time of exercise, in the aggregate, the full purchase price of such Shares, and the Company shall deliver a certificate or certificates representing the Shares subject to such exercise as soon as practicable after the notice shall be received. The certificate or certificates for the Shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised by any person or persons other than the Optionee in accordance with the terms hereof, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All Shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable. The holder of this Option shall not be entitled to the privileges of share ownership as to any Shares of Common Stock not actually issued and delivered to Optionee. The Optionee hereby certifies that all Shares of Common Stock in the Company purchased or to be purchased by Optionee pursuant to the exercise of this Option are being or are to be acquired by Optionee for investment and not with a view to the distribution thereof. In addition, the person exercising the Option shall execute and deliver to the Company with the notice provided for above Notice of Exercise of Stock Option in the form attached hereto as Exhibit B.

10.	No Agreement to Employ.

Nothing in this Agreement shall be construed to constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or retain the Optionee for any specific period of time.

11.	General.

The Company shall at all times during the term of the Option reserve and keep available such number of Shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which, in the opinion of counsel for the Company, shall be applicable thereto.

IN WITNESS WHEREOF, the Company has caused this Incentive Stock Option Agreement to be duly executed by its officer thereunto duly authorized and the Optionee has hereunto set Optionee’s hand, all as of the day and year first above written.

Address:		EPOCH BIOSCIENCES

21720 23rd Drive SE, #150	By:
Bothell, WA 98021		Bert W. Hogue
Vice President and Chief Financial Officer

Address:

« Name»

EXHIBIT A

THE PLAN

ACKNOWLEDGMENT

The undersigned hereby acknowledges the receipt of (1) Incentive Stock Option Agreement No. «         » representing the right to purchase «         » Shares of Common Stock of Epoch Biosciences (“Epoch”) and (2) the undersigned also acknowledges receipt of the Epoch Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan. The undersigned acknowledges except as set forth below, the undersigned has no other options or rights to acquire Epoch Common Stock and hereby waives any claims he or she may have to any previous options or rights to acquire Epoch Common Stock.

PRIOR OPTIONS:

« Prior Options»

Date: ______________________
« Name»